Contact: Frances G. Rathke, CFO
Tel: (802) 244-5621, x.1300

GREEN MOUNTAIN COFFEE ROASTERS REPORTS CONTINUED
GROWTH IN SALES AND EARNINGS FOR
FISCAL 2005 FOURTH QUARTER AND FULL YEAR

WATERBURY, VT (November 10, 2005) -- Green Mountain Coffee Roasters, Inc. (NASDAQ:GMCR) today announced results for the fourth quarter and fiscal year ended September 24, 2005.

Net sales for the fourth quarter ended September 24, 2005 increased 14.6% to $36.4 million, up from $31.8 million in the fourth quarter of 2004. Total coffee pounds shipped were up 9.3% to 4.6 million pounds. Net income for the fourth quarter increased 21.4% to $2.4 million, or $0.31 per diluted share, compared to $2.0 million, or $0.27 per diluted share for the fourth quarter of 2004. The Company's net income in the fourth quarter of 2005 includes recognition of non-cash income of $60,000 or $0.01 per share as a result of its equity investment in Keurig, Inc. as compared to a non-cash loss of $325,000 or $0.04 per share in the fourth quarter of fiscal 2004.

For the full fiscal year ended September 24, 2005, the Company experienced a 17.5% increase in net sales to $161.5 million from $137.4 million, and a 12.1% increase in coffee pounds shipped compared to the same period last year. Net income for the fifty-two weeks ended September 24, 2005 increased 14.5% to $9.0 million, after recognition of a non-cash loss of $492,000 from its minority investment in Keurig as compared to net income of $7.8 million in 2004, which included a non-cash loss of $1,076,000 from the investment in Keurig. The Company's diluted earnings per share for fiscal year 2005 increased to $1.17 from $1.06 for fiscal year 2004.

Robert P. Stiller, Chairman, President and Chief Executive Officer said, "I am pleased with both our quarterly and full fiscal year accomplishments. In Fiscal 2005 we grew shipments of our Newman's Own® Organics Fair Trade and entire Fair Trade and Certified Organics lines by 51%, launched a new website to accelerate our consumer direct business, opened a new automated distribution center, expanded into 244 Bruegger's bakery cafes, continued to lead the growth in K-Cups® in the Office Coffee channel, and continued to donate over 5% of pre-tax profits to environmental and social initiatives to help make a positive difference in the world."

Stiller added, "The start of fiscal 2006 shows further long-term momentum in all of the Company's channels with many exciting developments and new customers like the over 650 McDonalds restaurants in New England and upstate New York. Our growth is driven by increasing demand for our Fair Trade Certified™ and organic offerings, and by continued excitement in the consumer direct and office coffee channels fueled largely by people's enthusiasm for our coffee in the Keurig® Single-Cup Brewer."

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Fourth Quarter Financial Review

Channel and Other Sales Growth Highlights:

  Dollar sales growth was strongest in the office coffee service (OCS) and consumer direct channels with OCS coffee contributing approximately 44% of the increase in net sales. OCS experienced double-digit coffee pounds growth of 11.3% this quarter, although the rate of growth was lower than the previous eight consecutive quarters, in which the Company experienced coffee pounds growth of at least 18%. Management believes the lower sales in the OCS channel in the fourth quarter of fiscal 2005 were due primarily to timing issues related to order patterns of a few large OCS customers, and does not believe the results indicate a trend that will continue into the first quarter of fiscal 2006. The growth in the fourth quarter of 2005 for the OCS channel continued to be due to K-Cup® sales driven by increased penetration of the Keurig® B100 brewers in small offices and by the introduction of new dark roast and other K-Cup choices.
  Convenience stores was the largest channel contributor to the Company's coffee pounds growth, representing 39.2% of coffee pound growth for the quarter. The 13.3% increase in this channel was primarily driven by strong shipments to ExxonMobil.
  The consumer direct channel grew over 60% in dollar sales and 69.9% in coffee pounds shipped, as compared to the prior year quarter. The majority of this growth was related to the sales of Keurig® Single-Cup Brewers for the home and the associated K-Cups as well as K-Cup sales to Keurig, Inc. for its Keurig Single-Cup brewer sales to the retail channel.
  Sales in the fourth quarter of fiscal 2005 were somewhat lower than anticipated in the supermarket channel, where the Company experienced a decline of 2.6% in pounds shipped during the quarter. Management believes this volume decline was due to increased promotional levels by coffee competitors and the impact of the Company's price increases in January and March of 2005.
  As previously announced, the Company increased prices for certain products because of rising green coffee costs. The net impact was an increase in net sales in the fourth quarter of fiscal 2005 of approximately 5% over the prior year period.
  Company wide K-Cup shipments increased 28% over the prior year quarter.
  The difference in growth rates between sales and pounds reflects the Company's recent price increases and the increase in coffee K-Cups as a percentage of sales, which sell at a higher price per pound than the Company's other products, as well as sales of Celestial Seasonings® Teas in K-Cups which do not enter the coffee pounds shipped data.

Margins, Expenses, and Analysis of After-Tax Income:

  Gross profit margin was 34.4% of sales compared to 38.4% in the comparable quarter of fiscal 2004. The decrease was primarily attributable to higher green coffee costs offset by the price increases on a dollar for dollar basis yet not on a gross margin basis.
  Selling, general and administrative expenses decreased to 24.0% of sales from 26.3% in the comparable quarter of fiscal 2004. This improvement was the result of leveraging selling and organizational resources on a higher sales base.

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  The tax rate in the fourth quarter of fiscal 2005 decreased to 37.7% from 38.2% in the prior year period due to the favorable impact of awarded state tax incentives under the Vermont Economic Advancement Tax Incentive Program.
  After-tax income before the recognition of the non-cash income related to the Company's equity investment in Keurig, Inc. increased 1.9% to $2.4 million. The Company's net income was $2.4 million after recognition of the Keurig-related non-cash income of $60,000 or $0.01 per share, partially resulting from a valuation increase in the fair value of preferred stock investment in Keurig of $0.04 per share, compared to a Keurig-related non-cash loss of $325,000 or $0.04 per share in the prior year period.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2006:

  Net sales growth of 22% to 28% primarily due to strong double-digit sales in the Office Coffee Channel and significant growth in the Consumer Direct channel driven by sales of Keurig® Single-Cup Brewers for the home and the associated K-Cups® as well as K-Cup sales to Keurig, Inc., for their Keurig® Single-Cup B50 and new B60 and B40 brewer sales to the retail channel.
  Coffee pounds growth of 14% to 20%.
  Due to the recent accounting pronouncement related to accounting for stock compensation, the Company anticipates that it will incur an annual non-cash charge starting in its fiscal first quarter of approximately $1.5 million or $0.11 per share for stock option compensation.
  An operating margin in the range of 9.0% to 9.7% including the estimated annual stock option expense of $1.5 million.
  Interest expense of $300,000 to $400,000 in fiscal 2006.
  A tax rate for fiscal 2006 of 41.5% as compared to 39.3% in fiscal 2005.
  Recognition of the Company's share of Keurig's loss for fiscal year 2006 to reduce diluted earnings per share by $0.10 to $0.20 primarily related to an estimate of the accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc.
  Based on all of these factors, the Company anticipates its fully diluted earnings per share for fiscal year 2006 will be in the range of $1.20 to $1.40 per share with over half of this range due to the uncertainty of Keurig, Inc.'s potential change in the estimated redemption value of the preferred stock.
  Please note that these expectations are based upon 53 weeks for fiscal 2006, as compared to 52 weeks in fiscal 2005. The extra week will occur in the fourth fiscal quarter.

Company Estimates for First Quarter Fiscal 2006:

  Net sales growth of 20% to 25%.
  Coffee pounds growth of 12% to 17%.
  An operating margin in the range of 8.0% to 8.8% including a non-cash charge of approximately $460,000 or $0.03 per share for stock option compensation.
  Recognition of the Company's share of Keurig's loss to reduce diluted earnings per share

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by $0.05 to $0.10 including a portion related to an estimate of the accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc. and an anticipated $0.03 to $0.04 per share impact from the anticipated quarterly operating loss for the current quarter.
  Fully diluted earnings per share for the first quarter of fiscal 2005 in the range of $0.29 to $0.35 per share.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2006 in the range of $11 to $13 million.
  Depreciation expenses between $7.0 and $8.0 million.

Green Mountain Coffee Roasters, Inc. is a leader in the specialty coffee industry and offers over 100 coffee selections including estate, certified organic, Fair Trade Certified™ , signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of Green Mountain Coffee's revenue is derived from its wholesale operations, the Company also operates a direct mail business and an e-commerce website (www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters. Each year the Company contributes at least five percent of its pre-tax profits to support socially responsible initiatives. Based on its performance, Green Mountain Coffee Roasters has been recognized for the past six years as one of Forbes Magazine's "200 Best Small Companies," for the past three years in the top ten on Business Ethics magazine's list of "100 Best Corporate Citizens," and for the past two years as one of the Society of Human Resource Management's "Best Medium Companies to Work for in America."

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, the unknown impact of recent price increases on net sales, competition, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, the Company's success in efficiently expanding operations and capacity to meet growth, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. In addition, the Company has an equity investment in Keurig, Incorporated, a small private company. Keurig, Incorporated can have significant quarterly operating income/loss fluctuations and its results can differ materially from expectations set forth in forward-looking statements. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

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Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today, November 10, 2005, at 10:30 AM ET and will be available via live webcast on the Company's website at  www.greenmountaincoffee.com and other major portals.

The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 9770448 from 1:30 PM ET on November 10th through midnight on Monday, November 14, 2005.

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GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Twelve weeks ended		Fiscal year ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
Net sales	$36,404	$ 31,754	$ 161,536	$ 137,444

Cost of sales	23,886	19,560	104,561	83,360

Gross profit	12,518	12,194	56,975	54,084

Selling and operating expenses	6,780	6,266	31,517	29,738
General and administrative expenses	1,954	2,088	9,554	9,493

Operating income	3,784	3,840	15,904	14,853

Other income	69	24	163	61
Interest expense	(41)	(92)	(498)	(282)

Income before income taxes	3,812	3,772	15,569	14,632

Income tax expense	(1,437)	(1,442)	(6,121)	(5,731)

Income before equity in losses of Keurig, Incorporated, net of tax benefit	2,375	2,330	9,448	8,901

Equity in income (loss) of Keurig, Incorporated, net of tax benefit	60	(325)	(492)	(1,076)

Net income	$ 2,435	$ 2,005	$ 8,956	$ 7,825
	=====	=====	=====	=====
Basic income per share:
Weighted average shares outstanding	7,397,345	7,029,628	7,192,431	7,004,605
Net income	$0.33	$0.29	$1.25	$1.12
Diluted income per share:
Weighted average shares outstanding	7,860,450	7,412,698	7,666,832	7,409,426
Net income	$0.31	$0.27	$ 1.17	$ 1.06

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GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Balance Sheets
(Dollars in thousands)
	September 24, 2005	September 25, 2004

Assets
Current assets:
Cash and cash equivalents	$6,450	$4,514
Receivables, less allowances of $544 and $481 at September 24, 2005, and September 25, 2004, respectively	15,286	13,776
Inventories	14,039	9,580
Other current assets	1,274	983
Deferred income taxes, net	1,346	616
Total current assets	38,395	29,469

Fixed assets, net	39,507	36,502
Investment in Keurig, Incorporated	9,765	10,604
Goodwill and other intangibles	1,446	1,446
Other long-term assets	739	311

	$89,852	$78,332
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Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,530	$ 3,259
Accounts payable	10,440	8,382
Accrued compensation costs	1,929	2,737
Accrued expenses	4,547	3,028
Other short-term liabilities	60	317
Income tax payable	717	23
Total current liabilities	21,223	17,746

Long-term debt	5,218	14,039
Deferred income taxes	3,019	2,132

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,638,281 and 8,260,261 shares at September 24, 2005 and September 25, 2004, respectively	864	826
Additional paid-in capital	29,651	22,884
Retained earnings	37,695	28,739
Accumulated other comprehensive (loss)	(72)	(130)
ESOP unallocated shares, at cost - 15,205 and 21,060 shares at September 24, 2005 and September 25, 2004, respectively	(410)	(568)
Treasury shares, at cost - 1,157,554 shares at September 24, 2005 and September 25,2004	(7,336)	(7,336)
Total stockholders' equity	60,392	44,415

	$89,852	$78,332
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GREEN MOUNTAIN COFFEE ROASTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Years ended
September 24, 2005		September 25, 2004
Cash flows from operating activities:
Net income	$8,956	$7,825
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,048	4,674
(Gain) loss on disposal of fixed assets	(49)	(89)
Provision for doubtful accounts	315	253
Change in fair value of interest rate swap	(345)	197
Change in fair value of futures derivatives	182	(124)
Change in accumulated other comprehensive income	58	(61)
Tax benefit from exercise of non-qualified stock options	2,262	301
Tax benefit (expense) from allocation of ESOP shares	(16)	28
Equity in loss of Keurig, Incorporated	839	1,784
Deferred income taxes	157	788
Deferred compensation and stock compensation	176	46
Contributions to the ESOP	200	200
Changes in assets and liabilities:
Receivables	(1,825)	(1,321)
Inventories	(4,459)	(2,115)
Other current assets	(413)	44
Income taxes payable (receivable)	694	299
Other long-term assets	(400)	(56)
Accounts payable	2,058	2,030
Accrued compensation costs	(808)	681
Accrued expenses	1,519	1,205
Net cash provided by operating activities	15,149	16,589

Cash flows from investing activities:
Expenditures for fixed assets	(9,717)	(19,262)
Proceeds from disposals of fixed assets	713	488
Net cash used for investing activities	(9,004)	(18,774)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,341	930
Proceeds from issuance of long-term debt	141	9,010
Repayment of long-term debt	(8,691)	(3,393)
Repayment of revolving line of credit	-	(350)
Net cash provided by (used for) financing activities	(4,209)	6,197

Net increase (decrease) in cash and cash equivalents	1,936	4,012
Cash and cash equivalents at beginning of year	4,514	502
Cash and cash equivalents at end of year	$6,450	$4,514
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GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel
(Unaudited Pounds in Thousands)
Channel	Q4 12 wks. ended 9/24/05	Q4 12 wks. ended 9/25/04	Q4 Y/Y lb. Increase	Q4 % Y/Y lb. Increase	Q4 52 wks. ended 9/24/05	Q4 52 wks. ended 9/25/04	Q4 YTD Y/Y lb. Increase	Q4 YTD % Y/Y lb. Increase
Supermarkets	1,302	1,337	(35)	-2.6%	5,771	5,632	139	2.5%
Convenience Stores	1,294	1,142	152	13.3%	5,393	4,887	506	10.4%
Office Coffee Service Distributors	1,078	968	110	11.3%	4,871	4,119	752	18.3%
Food Service	680	600	80	13.3%	3,071	2,559	512	20.0%
Consumer Direct	197	116	81	69.8%	773	537	236	43.9%
Totals	4,551	4,163	388	9.3%	19,879	17,734	2,145	12.1%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.
Note: The pounds shipped number in the consumer direct channel, includes shipments made to Keurig, Inc. for sales to the retail channel.

Total Company Coffee Pounds Shipped by Geographic Region
(Unaudited Pounds in Thousands)
Region	Q4 12 wks. ended 9/24/05	Q4 12 wks. ended 9/25/04	Q4 Y/Y lb. Increase	Q4 % Y/Y lb. Increase	Q4 52 wks. ended 9/24/05	Q4 YTD 52 wks. ended 9/25/04	Q4 YTD Y/Y lb. Increase	Q4 YTD % Y/Y lb. Increase
New England	1,941	1,806	135	7.5%	8,315	7,691	624	8.1%
Mid-Atlantic	1,307	1,214	93	7.7%	5,898	5,404	494	9.1%
South	772	674	98	14.5%	3,330	2,756	574	20.8%
Midwest	236	199	37	18.6%	1,045	794	251	31.6%
West	263	241	22	9.1%	1,134	943	191	20.3%
International	32	29	3	10.3%	157	146	11	7.5%
Totals	4,551	4,163	388	9.3%	19,879	17,734	2,145	12.1%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.

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